As filed with the Securities and Exchange Commission on March 17, 2021

Registration No. 333-240194

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRATEGIC STORAGE TRUST IV, INC.

(SST IV Merger Sub, LLC as successor by merger to Strategic Storage Trust IV, Inc.)

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

81-2847976

(I.R.S. Employer Identification Number)

c/o SmartStop Self Storage REIT, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

(Address, including zip code, and telephone number, including area code, of principal executive offices)

c/o SmartStop Self Storage REIT, Inc.

Nicholas M. Look

General Counsel and Secretary

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael K. Rafter, Esq.

Erin Reeves McGinnis, Esq.

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, Georgia 30363

(404) 322-6000

Approximate date of commencement of proposed sale to public: Not applicable. This post-effective amendment removes from registration the securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Strategic Storage Trust IV, Inc. (the “Registrant”) on Form S-3 (File No. 333-240194) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on July 30, 2020.

On March 17, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of November 10, 2020 among the Registrant, SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), and SST IV Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SmartStop (“Merger Sub”), the Registrant merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (such transaction, the “Merger”).

As a result of the Merger, Merger Sub, as successor to the Registrant, has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub, as successor to the Registrant, hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladera Ranch, State of California, on the 17th day of March, 2021.

SST IV MERGER SUB, LLC, as successor by merger to Strategic Storage Trust IV, Inc.

By: SMARTSTOP SELF STORAGE REIT, INC., its Manager

By:	/s/ James R. Barry
James R. Barry
Chief Financial Officer & Treasurer